LOAN AGREEMENT

This Loan Agreement ("Agreement") is made as of the 31st day of October , 20 18 by and between YiLoLife Inc and subsidiaries , a Delaware corporation, with its principal place of business at 201 S 36th St Phoenix, AZ 85034 (the "Borrower") and Carsten & Elizabeth Loelke , with offices at 201 S 36th St Phoenix, AZ 85034 (the "Bank"). The Borrower has applied to the Bank for a ____Term Loan; __Line of Credit; X Revolving Credit; ____ Standby Credit/Term Loan, and the Bank is willing to provide such credit facility to the Borrower on the terms set forth herein. Therefore, the parties hereto hereby agree as follows:

1. THE LOAN. The Bank agrees to loan to the Borrower the an open revolving maximum credit line of Two Million DOLLARS ($2,000,000) on the basis designated in the preamble hereto (the "Loan"). The Loan is evidenced by a note executed and delivered by the Borrower to the Bank and bearing even date herewith (the "Note").
2. TERMS. Interest rate is 2.25% annual.
3. ADVANCES AND REPAYMENT. Advances and repayments of the Loan shall be as follows:
   (a) Term Loan. If this Agreement provides for a Term Loan, the amount of the Loan shall be advanced to or for the account of the Borrower upon the execution hereof. Loan principal shall bear interest and shall be due and payable.
   (b) Line of Credit. If this Agreement provides for a Line of Credit, Loan principal shall bear interest and shall be due as a balloon payment end of 5 years or Borrower can pay back principal at any time. Interest incurred shall be paid first when a payment is made. The Borrower may borrow, repay and reborrow amounts hereunder provided that the aggregate principal amount outstanding shall not, at any time, exceed the amount of the Loan. ADVANCES OF LOAN PRINCIPAL ARE AT THE BANK'S SOLE DISCRETION, AND THE BANK MAY ELECT TO MAKE OR DECLINE TO MAKE ANY ADVANCE REQUESTED BY THE BORROWER.
   (c) Revolving Credit. If this Agreement provides for a Revolving Credit, the Borrower may borrow, repay and reborrow amounts hereunder provided that the aggregate principal amount outstanding shall not, at any time, exceed the amount of the Loan. Loan principal shall bear interest and be due and payable in accordance with the terms of the Note. The Borrower agrees to pay to the Bank, on a quarterly basis, a commitment fee calculated at the rate of per annum on the daily unused amount of the Bank's revolving credit commitment hereunder. The Bank agrees, so long as the Borrower is not in default, to make advances as requested by the Borrower. (d) Standby Credit and Term Loan. If this Agreement provides for a Standby Credit and Term Loan, from the date hereof and continuing for a period ending on ____________________ (the "Draw Period"), the Borrower may borrow from time to time, amounts hereunder provided that the aggregate principal amount borrowed shall not, at any time, exceed the amount of the Loan. The Bank agrees, so long as the Borrower is not in default, to make advances as requested by the Borrower. Commencing upon the expiration of the Draw Period the principal Loan balance then outstanding shall be repaid over a period of ____________________ (_____) months (the "Repayment Period"). The Loan principal shall bear interest and shall be due and payable as set forth in the Note.

4. REPRESENTATIONS. The Borrower hereby represents to the Bank that:

(a) Type of organization. The Borrower is a corporation

(b) Jurisdiction of organization and State I.D. No. If the Borrower is a corporation requiring registration in its jurisdiction of organization (a "Registered Organization"), the Borrower is duly incorporated or otherwise organized, is in good standing and is registered under the laws of the Delaware and its state organizational I.D. Number is 5744906.

(c) Address. If the Borrower is an individual, a general partnership, or other entity not required to register in its jurisdiction of organization, Borrower's principal residence or chief executive office is located at ____________________________________ .

(d) Authority, Binding Effect. If the Borrower is a Registered Organization or a general partnership, the making and performance of this Agreement, the Note and the Related Documents have been duly authorized by all necessary action, will not violate any provision of law or of its Organizational Documents, or result in a breach of or constitute a default under, or result in a lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any agreement or instrument to which the Borrower is a party or by which the Borrower or its property may be bound or affected. The term "Organization Documents" means, with respect to: (1) a corporation, its charter and by-laws; (2) a limited liability company, its articles of organization and operating agreement; or (3) a partnership, its partnership agreement. This Agreement, and the Related Documents, when executed by the Borrower and delivered to the Bank, will constitute legal and binding obligations of the Borrower, enforceable in accordance with their respective terms.

(e) Power. The Borrower is duly qualified to transact business or own real property in each state or other jurisdiction in which it conducts any important or material part of its business or in which its principal real properties are located.

(f) Trade Names. The Borrower is doing business under the name set forth at the beginning of this Agreement and does not use any other trade names except those, if any, set forth in Section 2 of the Schedule. Any assumed or fictitious name registration required by law has been accomplished. The Borrower will notify the Bank in writing at least thirty (30) days prior to any change in its name. (g) Composition. If the Borrower is a Partnership, the names of all of its general partners are as set forth in Section 3 of the Schedule; the Borrower will promptly advise the Bank in writing of the addition, removal or substitution of any general partner within thirty (30) days of such change.

(h) Financial Condition. The Borrower has furnished to the Bank its most current financial statements, which statements represent correctly and fairly the results of the operations and transactions of the Borrower as of the dates and for the periods referred to and have been prepared in accordance with generally accepted accounting principles consistently applied during each interval involved and from period to period. From the date of such financial statements to the date of the execution of this Agreement, there have not been any material adverse changes in the financial condition of the Borrower.

(i) Taxes. The Borrower, and if the Borrower is a partnership, each general partner of the Borrower, has duly filed all federal and other tax returns required to be filed and has duly paid all taxes required by such returns. Neither the Borrower nor any general partner, if the Borrower is a partnership, has received any notice from the Internal Revenue Service or any other taxing authority relating to the payment of additional taxes (including interest and penalties).

(j) ERISA. All of Borrower's Defined Benefit Pension Plans, as defined in the Employment Retirement Income Security Act of 1974 ("ERISA"), as amended, meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and, with respect to all of Borrower's Employee Benefit Plans, as defined in ERISA, no Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred, except only such events or transactions as have been previously reported to the Bank in writing.

(k) Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower before any court, governmental agency or arbitrator which is not covered by insurance that could result in payment of _______ or more if adversely determined.

5. AFFIRMATIVE COVENANTS. Except for the following covenants which are marked with an "N/A" and initialed by an officer of the Bank, so long as any lending arrangement of the Bank shall be outstanding, the Borrower shall:

____(a) Furnish Financial Statements. The Borrower shall furnish the Bank if requested. A compilation shall be certified by:

- an authorized financial or accounting officer of the Borrower if the Borrower is a corporation,
- a general partner if the Borrower is a partnership,
- a member or manager, as appropriate, if the Borrower is a limited liability company, or (d) the Borrower, if the Borrower is an individual; and

____(b) Taxes. The Borrower shall promptly pay and discharge all of its taxes, assessments, and other governmental charges prior to the date on which penalties are attached thereto; establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing contained herein shall require the payment of any tax, assessment, or charge so long as its validity is being contested in good faith by appropriate proceedings diligently conducted, unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced;

____(c) Insurance. The Borrower shall keep all its property insured at all times with insurance carriers acceptable to the Bank against fire, theft, and other risks, in coverage, form and amount satisfactory to the Bank and see that all policies covering property given as security for the Loan have loss payable clauses in favor of the Bank in form and substance satisfactory to the Bank;

____(d) Litigation. The Borrower shall promptly notify the Bank in writing as soon as the Borrower has knowledge of any threatened or pending litigation or governmental or regulatory proceeding against, or

investigation of, the Borrower, the outcome of which may have a material or adverse affect on the finances or operations of the Borrower;

____(e) Expenses. The Borrower shall (1) pay or reimburse the Bank, immediately upon demand, for all out-of-pocket expenses the Bank may incur in connection with the making, administration, servicing, enforcement and/or collection of the Loan, including but not limited to attorney's fees and costs, and (2) pay the Bank for services rendered in the administration and servicing of the Loan in accordance with the Bank's commercial loan service fee schedule (the "Fee Schedule"), as it may be amended from time to time;

____(f) Licensing Business. The Borrower shall

(1) remain or become and remain duly licensed or qualified in each jurisdiction in which the conduct of its business or ownership of its property requires such qualification or licensing; and

(2) engage only in the business(es) conducted by it on the date of this Agreement;

____(g) Books and Records. The Borrower shall (1) keep proper books and records; (2) notify the Bank promptly in writing of any proposed change in the location where such books and records are maintained; and

(3) permit the Bank, at any time and from time to time, to examine such books and records and to make copies thereof; and

____(j) ERISA Compliance. The Borrower shall (1) fund all its Pension Plans in accordance with the minimum funding standards required under ERISA,

6. DEFAULTS; REMEDIES. The occurrence of any one or more of the Additional Events of Default set forth in Section 9 of the Schedule or any of the following events shall be an event of default:

____(a) Misrepresentation. If any representation or warranty made by the Borrower in this Agreement, in any Related Document or in any other writing delivered by the Borrower to the Bank in connection with the Loan shall prove to have been incorrect;

____(b) Nonpayment. If the Borrower shall fail to pay when due any principal of, or interest on, the Loan or any other sum payable by the Borrower under this Agreement or the Related Documents;

____(c) Other Obligations. If the Borrower shall default in the payment or performance of any debt or obligation to any person or entity other than the Bank;

____(d) Covenants. Failure to observe or perform any covenants or obligations (other than payment obligations) contained herein or in the Related Documents which failure is not remedied within fifteen (15) days after notice thereof from the Bank;

____(e) Death, Dissolution, etc. If the Borrower is an individual, death of the Borrower; if the Borrower is a partnership, death of a general partner; if a guarantor or surety named in Section 10 of the Schedule is an individual, death of such individual; if the Borrower or any guarantor or surety named in Section 10 of the Schedule is a Registered Organization, dissolution or termination of the existence of such Registered Organization, or failure of the Registered Organization to continue to operate as a going

concern;

____(f) Insolvency; Receivership; Bankruptcy. The Borrower or any guarantor or surety of the Loan shall (1) apply for or consent to the appointment of a receiver, trustee, or liquidator of itself, or of all or a substantial part of its assets, (2) be unable, or admit in writing its inability to pay its debts as they fall due, (3) make a general assignment for the benefit of its creditors, (4) be adjudicated a bankrupt or insolvent, (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or file any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or any action shall be taken by the Borrower for the purpose of effecting any of the foregoing; or an order, judgment, or decree shall be entered without the application, approval or consent of the Borrower, by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower or appointing a receiver, trustee or liquidator of the Borrower or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of more than thirty (30) consecutive days;

____(g) Default Under Other Documents. The occurrence of an event of default under any of the Related Documents;

____(h) Adverse Change in Business. A determination by the Bank, which determination shall be conclusive if made in good faith, that a material adverse change has occurred in the financial or business condition of the Borrower; In the event of the occurrence of any event of default, then and in any such case, the Bank may, in addition to other remedies available to it hereunder, under the Related Documents, at law, in equity or otherwise, by written notice to the Borrower immediately terminate any commitment to make advances to the Borrower and/or declare the principal and interest.

7. MISCELLANEOUS.

(a) Consolidated Subsidiary. The term "Consolidated Subsidiary" as used in this Agreement means any corporation of which at least 50% of the voting stock is owned by the Borrower directly or indirectly.

(b) Amendments and Waivers. No waiver hereunder or amendment hereto shall be effective unless in writing signed by the Borrower or a duly authorized officer, general partner, or member/manager of the Borrower, as appropriate, and a duly authorized officer of the Bank.

(c) Termination; Binding Effect. This Agreement will terminate when all obligations of the Borrower to the Bank hereunder, under the Related Documents have been paid or otherwise satisfied in full; the provisions hereof shall be binding on and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto, provided, however, that the Borrower may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Bank.

(d) Notices. Any notice or demand to be given hereunder shall be duly given if delivered or mailed to the Borrower or the Bank at the address specified at the beginning of this Agreement or such other address as the parties may designate in writing for the receipt of notices, and shall be deemed given upon delivery if hand delivered and, if mailed, shall be deemed given two (2) business days after deposit with

postage paid in an official depository maintained by the United States Postal Service for the collection of mail.

INTENDING TO BE BOUND, the parties hereto have signed this Agreement as of the date first written above.

______________ By: Carsten Loelke (BORROWER)

Title: President /YiLoLife Inc

Dated 10/31/2018

______________ By: Elizabeth Yi Loelke (BANK)

Dated 10/31/2018